July 26, 2013

VIA EDGAR

Ms. Kimberly Browning

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-4720

Re:	Rydex Series Funds
File Nos. 811-07584 and 033-59692

Dear Ms. Browning:

On behalf of our client, Rydex Series Funds (the “Trust”), attached for your review are forms of the exhibits that will be filed on August 2, 2013, pursuant to Rule 485(b) under the Securities Act of 1933, as part of the post-effective amendment relating to the Emerging Markets Bond Strategy Fund, a new series of the Trust.

Please contact me at (202) 373-6799 if you have questions.

Sincerely,

/s/ W. John McGuire

W. John McGuire

ITEM 28 - EXHIBIT (D) - INVESTMENT ADVISORY CONTRACTS

•	Form of revised Schedule A to the Advisory Agreement dated March 1, 2012 between Rydex Series Funds and Security Investors, LLC

SCHEDULE A,

revised as of             , 2013

to the

ADVISORY AGREEMENT

dated March 1, 2012 between

RYDEX SERIES FUNDS

and

SECURITY INVESTORS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Fund	Rate
Nova	0.75%	All-Asset Conservative Strategy	0.00%
Inverse S&P 500® Strategy	0.90%	Commodities Strategy Fund	0.75%
NASDAQ-100®	0.75%	Consumer Products	0.85%
Inverse NASDAQ-100® Strategy	0.90%	Electronics	0.85%
Mid-Cap 1.5x Strategy	0.90%	Energy Services	0.85%
Russell 2000® 1.5x Strategy	0.90%	Financial Services	0.85%
Government Long Bond 1.2x Strategy	0.50%	Health Care	0.85%
Europe 1.25x Strategy	0.90%	Internet	0.85%
S&P 500® Pure Value	0.75%	Leisure	0.85%
S&P 500® Pure Growth	0.75%	Precious Metals	0.75%
S&P MidCap 400® Pure Value	0.75%	Real Estate	0.85%
S&P MidCap 400® Pure Growth	0.75%	Retailing	0.85%
Inverse Mid-Cap Strategy	0.90%	Technology	0.85%
S&P SmallCap 600® Pure Value	0.75%	Telecommunications	0.85%
S&P SmallCap 600® Pure Growth	0.75%	Transportation	0.85%
Inverse Russell 2000® Strategy	0.90%	Utilities	0.85%
Strengthening Dollar 2x Strategy	0.90%	U.S. Long Short Momentum	0.90%
Weakening Dollar 2x Strategy Fund	0.90%	S&P 500®	0.75%
U.S. Government Money Market	0.50%	Russell 2000®	0.75%
High Yield Strategy	0.75%	Inverse International 2x Strategy*	0.75%
International 2x Strategy*	0.75%	All-Asset Moderate Strategy	0.00%
Managed Commodities Strategy	0.90%	All-Asset Aggressive Strategy	0.00%
Banking	0.85%	Multi-Hedge Strategies	1.15%
Basic Materials	0.85%	Event Driven and Distressed Strategies Fund	0.90%
Biotechnology	0.85%	Japan 2x Strategy	0.75%
Managed Futures Strategy	0.90%	Emerging Markets 2x Strategy	0.90%
Inverse High Yield Strategy	0.75%	Inverse Emerging Markets 2x Strategy	0.90%
Energy	0.85%	Global Managed Futures Strategy	0.90%
Inverse Government Long Bond Strategy	0.90%	Emerging Markets Bond Strategy	0.75%

*	Denotes Funds that have not yet commenced operations.

Additions noted in bold.

ITEM 28 - EXHIBIT G - CUSTODIAN AGREEMENTS

•	Form of revised Schedule II to the Foreign Custody Manager Agreement dated April 24, 2008 between the Registrant and U.S. Bank, National Association

FOREIGN CUSTODY MANAGER AGREEMENT

SCHEDULE II

Europe 1.25x Strategy Fund

NASDAQ-100® Fund

Multi-Hedge Strategies Fund

Japan 2x Strategy Fund

Managed Commodities Strategy Fund

Event Driven and Distressed Strategies Fund

Emerging Markets 2x Strategy Fund

Inverse Emerging Markets 2x Strategy Fund

Global Managed Futures Strategy Fund

Emerging Markets Bond Strategy Fund

Additions noted in bold

ITEM 28 - EXHIBIT (H) - OTHER MATERIAL CONTRACTS

•

Form of Amendment to the Fourth Amended and Restated Service Agreement between Rydex Series Funds and Rydex Fund Services, LLC, dated September 25, 1996, as amended November 15, 2004, August 29, 2005, August 28, 2006, and February 12, 2010

•	Form of Amendment to the Accounting Services Agreement between Rydex Series Funds and Rydex Fund Services, LLC, dated September 25, 1996, as amended

Amendment

dated             , 2013

to the

Fourth Amended and Restated Service Agreement

between

Rydex Series Funds

and Rydex Fund Services, LLC,

dated September 25, 1996,

As Amended

November 15, 2004, August 29, 2005

August 28, 2006, and February 12, 2010

Amendment

to the

FOURTH AMENDED AND RESTATED

SERVICE AGREEMENT

dated September 25, 1996, as amended,

November 15, 2004, August 29, 2005

August 28, 2006 and February 12, 2010

between

RYDEX SERIES FUNDS

and

RYDEX FUND SERVICES, LLC

The following Amendment is made to Section 4 of the Amended and Restated Service Agreement between Rydex Series Funds (the “Trust”) and Rydex Fund Services, LLC (the “Servicer”), as amended to date (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

Section 4 of the Agreement is amended, effective February 14, 2013, to read as follows:

As consideration for the services provided hereunder, the Trust will pay the Servicer a fee on the last day of each month in which this Agreement is in effect, at the following annual rates based on the average daily net assets (the “Assets”) of each of the Trust’s series for such month as set forth in Schedule VI.

In the event that this Agreement commences on a date other than on the beginning of any calendar month, or if this Agreement terminates on a date other than the end of any calendar month, the fees payable hereunder by the Trust shall be proportionately reduced according to the number of days during such month that services were not rendered hereunder by the Servicer.

Schedule VI

Compensation

As consideration for the services provided hereunder, the Trust will pay the Servicer a fee on the last day of each month in which this Agreement is in effect, at the following annual rates based on the average daily net assets (the “Assets”) of each of the Trust’s series (a “Fund”) for such month:

Fund Name	Investor Class Shares, Advisor Class Shares, A-Class Shares, C- Class Shares, H-Class Shares, Institutional Class Shares and Money Market Class Shares (as applicable)	Y-Class Shares
Government Long Bond 1.2x Strategy Fund	0.20%
U.S. Government Money Market Fund	0.20%
Nova Fund	0.25%
Inverse S&P 500® Strategy Fund	0.25%
NASDAQ-100® Fund	0.25%
Inverse NASDAQ-100® Strategy Fund	0.25%
Inverse Government Long Bond Strategy Fund	0.25%
Europe 1.25x Strategy Fund	0.25%
Russell 2000® 1.5x Strategy Fund	0.25%
Mid-Cap 1.5x Strategy Fund	0.25%
S&P 500® Pure Value Fund	0.25%
S&P 500® Pure Growth Fund	0.25%
S&P MidCap 400® Pure Value Fund	0.25%
S&P MidCap 400® Pure Growth Fund	0.25%
Inverse Mid-Cap Strategy Fund	0.25%
S&P SmallCap 600® Pure Value Fund	0.25%
S&P SmallCap 600® Pure Growth Fund	0.25%
Inverse Russell 2000® Strategy Fund	0.25%
Strengthening Dollar 2x Strategy Fund	0.25%
Weakening Dollar 2x Strategy Fund	0.25%
Banking Fund	0.25%
Basic Materials Fund	0.25%
Biotechnology Fund	0.25%
Consumer Products Fund	0.25%
Electronics Fund	0.25%
Energy Fund	0.25%
Energy Services Fund	0.25%
Financial Services Fund	0.25%
Health Care Fund	0.25%
Internet Fund	0.25%
Leisure Fund	0.25%
Precious Metals Fund	0.25%

Fund Name	Investor Class Shares, Advisor Class Shares, A-Class Shares, C- Class Shares, H-Class Shares, Institutional Class Shares and Money Market Class Shares (as applicable)	Y-Class Shares
Real Estate Fund	0.25%
Retailing Fund	0.25%
Technology Fund	0.25%
Telecommunications Fund	0.25%
Transportation Fund	0.25%
Utilities Fund	0.25%
Commodities Strategy Fund	0.25%
U.S. Long Short Momentum Fund	0.25%
Multi-Hedge Strategies Fund	0.25%
S&P 500® Fund	0.25%
Russell 2000® Fund	0.25%
All-Asset Moderate Strategy Fund	0.25%
All-Asset Conservative Strategy Fund	0.25%
All-Asset Aggressive Strategy Fund	0.25%
Managed Futures Strategy Fund	0.25%	0.20%
High Yield Strategy Fund	0.25%
Inverse High Yield Strategy Fund	0.25%
Japan 2x Strategy Fund	0.25%
Managed Commodities Strategy Fund	0.25%	0.20%
Event Driven and Distressed Strategies Fund	0.25%
International 2x Strategy Fund	0.25%
Inverse International 2x Strategy Fund	0.25%
Emerging Markets 2x Strategy Fund	0.25%
Inverse Emerging Markets 2x Strategy Fund	0.25%
Global Managed Futures Strategy Fund	0.25%
Emerging Markets Bond Strategy Fund	0.25%

Additions are noted in bold

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly-authorized officers as of the      day of             , 2013.

RYDEX SERIES FUNDS

By:
Name:	Donald C. Cacciapaglia
Title:	President

RYDEX FUND SERVICES, LLC

By:

Name:	Nick Bonos
Title:	President and Chief Executive Officer

Amendment

dated             , 2013

to the

Accounting Services Agreement

between

Rydex Series Funds

and Rydex Fund Services, LLC,

dated September 25, 1996,

as Amended

Amendment

Dated             , 2013

to the

ACCOUNTING SERVICES AGREEMENT

dated September 25, 1996, as amended,

between

RYDEX SERIES FUNDS

and

RYDEX FUND SERVICES, LLC

The following Amendment, which supercedes all previous amendments, is made to the Accounting Services Agreement between Rydex Series Funds (the “Trust”) and Rydex Fund Services, LLC (the “Servicer”), dated September 25, 1996, as amended to date (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

The fourth paragraph under the section “Witnesseth” of the Agreement is amended, effective February 14, 2013, to read as follows:

WHEREAS, the board of trustees of the trust, pursuant to Article IV, Section 4.01(o), “Board of Trustees; Powers,” of the Trust Declaration, have created the following series of shares of the Trust: Government Long Bond 1.2x Strategy Fund, U.S. Government Money Market Fund, Nova Fund, Inverse S&P 500® Strategy Fund, NASDAQ-100® Fund, Inverse NASDAQ-100® Strategy Fund, Inverse Government Long Bond Strategy Fund, Europe 1.25x Strategy Fund, Russell 2000® 1.5x Strategy Fund, Mid-Cap 1.5x Strategy Fund, S&P 500® Pure Value Fund, S&P 500® Pure Growth Fund, S&P MidCap 400® Pure Value Fund, S&P MidCap 400® Pure Growth Fund, Inverse Mid-Cap Strategy Fund, S&P SmallCap 600® Pure Value Fund, S&P SmallCap 600® Pure Growth Fund, Inverse Russell 2000® Strategy Fund, Strengthening Dollar 2x Strategy Fund, Weakening Dollar 2x Strategy Fund, Banking Fund, Basic Materials Fund, Biotechnology Fund, Commodities Strategy Fund, Consumer Products Fund, Electronics Fund, Energy Fund, Energy Services Fund, Financial Services Fund, Health Care Fund, Internet Fund, Leisure Fund, Precious Metals Fund, Real Estate Fund, Retailing Fund, Technology Fund, Telecommunications Fund, Transportation Fund, Utilities Fund, U.S. Long Short Momentum Fund, Multi-Hedge Strategies Fund, S&P 500® Fund, Russell 2000® Fund, All-Asset Conservative Strategy Fund, All-Asset Moderate Strategy Fund, All-Asset Aggressive Strategy Fund, Managed Futures Strategy Fund, High Yield Strategy Fund, Inverse High Yield Strategy Fund, Japan 2x Strategy Fund, Managed Commodities Strategy Fund, Event Driven and Distressed Strategies Fund, International 2x Strategy Fund, Inverse International 2x Strategy Fund, Emerging Markets 2x Strategy Fund, Inverse Emerging Markets 2x Strategy Fund, Global Managed Futures Strategy Fund, and Emerging Markets Bond Strategy Fund (collectively, the “Rydex Funds”).

Additions are noted in bold.

In witness whereof, the parties hereto have caused this Amendment to be executed in their names and on their behalf and through their duly-authorized officers as of the      day of              2013.

RYDEX SERIES FUNDS

/s/
By:	Donald C. Cacciapaglia
Title:	President

RYDEX FUND SERVICES, LLC

/s/
By:	Nick Bonos
Title:	President and Chief Executive Officer

ITEM 28 - EXHIBIT I - LEGAL OPINION

•	Form of Legal Opinion

9401 INDIAN CREEK PARKWAY 40 CORPORATE WOODS SUITE 850 OVERLAND PARK, KANSAS 66210 800 820 0888 OFFICE GUGGENHEIMINVESTMENTS.COM

FORM OF

August 1, 2013

Rydex Series Funds

805 King Farm Boulevard

Suite 600

Rockville, MD 20850

Re:	Opinion of Counsel Regarding Post-Effective Amendment to the Registration Statement Filed on Form N-1A Under the Securities Act of 1933

Ladies and Gentlemen:

I have acted as counsel to Rydex Series Funds, a Delaware statutory trust (the “Trust”), in connection with the above-referenced registration statement on Form N-1A (the “Registration Statement”) which relates to the Trust’s shares of beneficial interest (collectively, the “Shares”) of Emerging Markets Bond Strategy Fund, a series of the Trust. This opinion is being delivered to you in connection with the Trust’s filing of a Post-Effective Amendment to the Registration Statement (the “Amendment”) to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have reviewed, among other things, executed copies of the following documents:

(a)	a certificate of the State of Delaware as to the existence and good standing of the Trust;

(b)

copies of the Trust’s Agreement and Declaration of Trust and all amendments and supplements thereto (the “Declaration of Trust”) and Amended and Restated By-Laws and all amendments and supplements thereto (the “By-Laws”); and

(c)	a printer’s proof of the Amendment.

In my capacity as counsel to the Trust, I have examined the originals or certified, conformed or reproduced copies of all records, agreements, instruments and documents as I have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, I have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to me as conformed or reproduced copies. As to various questions of fact relevant to such opinion, I have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. I have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (c) above.

Based upon, and subject to, the limitations set forth herein, I am of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not concede that I am in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

Amy J. Lee

Vice President and Secretary

ITEM 28 - EXHIBIT (M) - RULE 12B-1 PLAN

•	Form of Amendment to the Distribution Plan for H-Class Shares of Rydex Series Funds, dated February 25, 2000, as amended

•	Form of Amendment to the Distribution Plan - A-Class Shares of Rydex Series Funds, dated November 5, 2001, as amended

•	Form of Amendment to the Distribution and Shareholder Services Plan - Advisor Class and C-Class Shares of Rydex Series Funds, dated August 28, 2000, as amended

Amendment

dated             , 2013,

to the

Distribution Plan – H-Class Shares

of

Rydex Series Funds,

dated February 25, 2000,

as Amended

EXHIBIT A

Rydex Series Funds

Distribution Fees – H-Class Shares

Rydex Series Funds

Mid-Cap 1.5x Strategy Fund

Russell 2000® 1.5x Strategy Fund

Europe 1.25x Strategy Fund

U.S. Long Short Momentum Fund

Multi-Hedge Strategies Fund

S&P 500® Pure Value Fund

S&P 500® Pure Growth Fund

S&P MidCap 400® Pure Value Fund

S&P MidCap 400® Pure Growth Fund

Inverse Mid-Cap Strategy Fund

S&P SmallCap 600® Pure Value Fund

S&P SmallCap 600® Pure Growth Fund

Inverse Russell 2000® Strategy Fund

Strengthening Dollar 2x Strategy Fund

Weakening Dollar 2x Strategy Fund

Real Estate Fund

Commodities Strategy Fund

S&P 500® Fund

Russell 2000® Fund

All-Asset Moderate Strategy Fund

All-Asset Conservative Strategy Fund

All-Asset Aggressive Strategy Fund

Managed Futures Strategy Fund

High Yield Strategy Fund

Inverse High Yield Strategy Fund

Japan 2x Strategy Fund

Managed Commodities Strategy Fund

Event Driven and Distressed Strategies Fund

International 2x Strategy Fund

Inverse International 2x Strategy Fund

Emerging Markets 2x Strategy Fund

Inverse Emerging Markets 2x Strategy Fund

Global Managed Futures Strategy Fund

Emerging Markets Bond Strategy Fund

Distribution Fees

Distribution Services…………………………….twenty-five basis points (.25%)

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.

Additions are noted in bold.

Amendment

dated             , 2013,

to the

Distribution Plan – A-Class Shares

of

Rydex Series Funds,

dated November 5, 2001,

as Amended

EXHIBIT A

Rydex Series Funds

Distribution Fees – A-Class Shares

Rydex Series Funds

Nova Fund

Inverse S&P 500® Strategy Fund

NASDAQ-100® Fund

Inverse Government Long Bond Strategy Fund

Mid-Cap 1.5x Strategy Fund

Inverse NASDAQ-100® Strategy Fund

Government Long Bond 1.2x Strategy Fund

Russell 2000® 1.5x Strategy Fund

Europe 1.25x Strategy Fund

S&P 500® Pure Value Fund

S&P 500® Pure Growth Fund

S&P MidCap 400® Pure Value Fund

S&P MidCap 400® Pure Growth Fund

Inverse Mid-Cap Strategy Fund

S&P SmallCap 600® Pure Value Fund

S&P Small-Cap 600® Pure Growth Fund

Inverse Russell 2000® Strategy Fund

Strengthening Dollar 2x Strategy Fund

Weakening Dollar 2x Strategy Fund

U.S. Long Short Momentum Fund

Multi-Hedge Strategies Fund

Banking Fund

Basic Materials Fund

Biotechnology Fund

Commodities Strategy Fund

Consumer Products Fund

Electronics Fund

Energy Fund

Energy Services Fund

Financial Services Fund

Health Care Fund

Internet Fund

Leisure Fund

Precious Metals Fund

Real Estate Fund

Retailing Fund

Technology Fund

Telecommunications Fund

Transportation Fund

Utilities Fund

S&P 500® Fund

Russell 2000® Fund

All-Asset Moderate Strategy Fund

All-Asset Conservative Strategy Fund

All-Asset Aggressive Strategy Fund

Managed Futures Strategy Fund

High Yield Strategy Fund

Inverse High Yield Strategy Fund

Japan 2x Strategy Fund

Managed Commodities Strategy Fund

Event Driven and Distressed Strategies Fund

International 2x Strategy Fund

Inverse International 2x Strategy Fund

Emerging Markets 2x Strategy Fund

Inverse Emerging Markets 2x Strategy Fund

Global Managed Futures Strategy Fund

Emerging Markets Bond Strategy Fund

Additions are noted in bold.

Distribution Fees

Distribution Services…………………………….twenty-five basis points (.25%)

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.

Amendment

dated             , 2013

to the

Distribution and Shareholder Services Plan—Advisor Class and C-Class Shares

of

Rydex Series Funds,

dated August 28, 2000,

as Amended

EXHIBIT A

Rydex Series Funds

Distribution and Shareholder Service Fees – Advisor Class Shares

Rydex Funds – Advisor Class Shares

Nova Fund

Inverse S&P 500® Strategy Fund

NASDAQ-100® Fund

Inverse NASDAQ-100® Strategy Fund

Government Long Bond 1.2x Strategy Fund

Inverse Government Long Bond Strategy Fund

Banking Fund

Basic Materials Fund

Biotechnology Fund

Consumer Products Fund

Electronics Fund

Energy Fund

Energy Services Fund

Financial Services Fund

Health Care Fund

Internet Fund

Leisure Fund

Precious Metals Fund

Retailing Fund

Technology Fund

Telecommunications Fund

Transportation Fund

Utilities Fund

EXHIBIT B

Rydex Series Funds

Distribution and Shareholder Service Fees – C-Class Shares

Rydex Funds – C-Class

Nova Fund

Inverse S&P 500® Strategy Fund

NASDAQ-100® Fund

Inverse Government Long Bond Strategy Fund

Mid-Cap 1.5x Strategy Fund

Inverse NASDAQ-100® Strategy Fund

Government Long Bond 1.2x Strategy Fund

Russell 2000® 1.5x Strategy Fund

Europe 1.25x Strategy Fund

S&P 500® Pure Value Fund

S&P 500® Pure Growth Fund

S&P MidCap 400® Pure Value Fund

S&P MidCap 400® Pure Growth Fund

Inverse Mid-Cap Strategy Fund

S&P SmallCap 600® Pure Value Fund

S&P Small-Cap 600® Pure Growth Fund

Inverse Russell 2000® Strategy Fund

Strengthening Dollar 2x Strategy Fund

Weakening Dollar 2x Strategy Fund

U.S. Long Short Momentum Fund

Multi-Hedge Strategies Fund

Banking Fund

Basic Materials Fund

Biotechnology Fund

Commodities Strategy Fund

Consumer Products Fund

Electronics Fund

Energy Fund

Energy Services Fund

Financial Services Fund

Health Care Fund

Internet Fund

Leisure Fund

Precious Metals Fund

Real Estate Fund

Retailing Fund

Technology Fund

Telecommunications Fund

Transportation Fund

Utilities Fund

S&P 500® Fund

Russell 2000® Fund

All-Asset Moderate Strategy Fund

All-Asset Conservative Strategy Fund

All-Asset Aggressive Strategy Fund

Managed Futures Strategy Fund

High Yield Strategy Fund

Inverse High Yield Strategy Fund

Japan 2x Strategy Fund

Managed Commodities Strategy Fund

Event Driven and Distressed Strategies Fund

International 2x Strategy Fund

Inverse International 2x Strategy Fund

Emerging Markets 2x Strategy Fund

Inverse Emerging Markets 2x Strategy Fund

Global Managed Futures Strategy Fund

Emerging Markets Bond Strategy Fund

Distribution and Shareholder Service Fees

Distribution Services…………………………………………Seventy-Five basis points (.75%)

Shareholder Services………………………………………….Twenty-Five basis points (.25%)

Calculation of Fees

Distribution and Shareholder Service fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.

Additions are noted in bold.

ITEM 28 - EXHIBIT (N) - RULE 18F-3 PLAN

•	Form of revised Schedule A to the Amended and Restated Rule 18f-3 Plan dated August 28, 2000, as Amended and Restated February 14, 2013

RULE 18F-3 MULTIPLE CLASS PLAN

Schedule A

FUND	INVESTOR CLASS SHARES	ADVISOR CLASS SHARES	A-CLASS SHARES	C-CLASS SHARES	H-CLASS SHARES	Y- CLASS SHARES	INSTITUTIONAL CLASS SHARES	MONEY MARKET CLASS SHARES
Nova Fund	X	X	X	X
Inverse S&P 500 Strategy Fund	X	X	X	X
NASDAQ-100® Fund	X	X	X	X
Inverse NASDAQ- 100® Strategy Fund	X	X	X	X
Government Long Bond 1.2x Strategy Fund	X	X	X	X
Inverse Government Long Bond Strategy Fund	X	X	X	X
U.S. Government Money Market Fund*								X
Europe 1.25x Strategy Fund			X	X	X
Japan 2x Strategy Fund			X	X	X
Russell 2000® 1.5x Strategy Fund			X	X	X
Mid-Cap 1.5x Strategy Fund			X	X	X
Inverse Mid-Cap Strategy			X	X	X
S&P 500® Pure Value Fund			X	X	X

FUND	INVESTOR CLASS SHARES	ADVISOR CLASS SHARES	A-CLASS SHARES	C-CLASS SHARES	H-CLASS SHARES	Y- CLASS SHARES	INSTITUTIONAL CLASS SHARES	MONEY MARKET CLASS SHARES
S&P 500® Pure Growth Fund			X	X	X
S&P MidCap 400® Pure Value Fund			X	X	X
S&P MidCap 400® Pure Growth Fund			X	X	X
S&P SmallCap 600® Pure Value Fund			X	X	X
S&P SmallCap 600® Pure Growth Fund			X	X	X
Inverse Russell 2000® Strategy Fund			X	X	X
Strengthening Dollar 2x Strategy Fund			X	X	X
Weakening Dollar 2x Strategy Fund			X	X	X
Banking Fund	X	X	X	X
Basic Materials Fund	X	X	X	X
Biotechnology Fund	X	X	X	X
Commodities Strategy Fund			X	X	X
Consumer Products Fund	X	X	X	X
Electronics Fund	X	X	X	X
Energy Fund	X	X	X	X
Energy Services Fund	X	X	X	X
Financial Services Fund	X	X	X	X
Health Care Fund	X	X	X	X
Internet Fund	X	X	X	X
Leisure Fund	X	X	X	X

FUND	INVESTOR CLASS SHARES	ADVISOR CLASS SHARES	A-CLASS SHARES	C-CLASS SHARES	H-CLASS SHARES	Y- CLASS SHARES	INSTITUTIONAL CLASS SHARES	MONEY MARKET CLASS SHARES
Precious Metals Fund	X	X	X	X
Real Estate Fund			X	X	X
Retailing Fund	X	X	X	X
Technology Fund	X	X	X	X
Telecommunications Fund	X	X	X	X
Transportation Fund	X	X	X	X
Utilities Fund	X	X	X	X
U.S. Long Short Momentum Fund			X	X	X		X
Multi-Hedge Strategies Fund			X	X	X		X
S&P 500® Fund			X	X	X
Russell 2000® Fund			X	X	X
All-Asset Moderate Strategy Fund			X	X	X
All-Asset Conservative Strategy Fund			X	X	X
All-Asset Aggressive Strategy Fund			X	X	X
High Yield Strategy Fund			X	X	X
Inverse High Yield Strategy Fund			X	X	X
Managed Futures Strategy Fund			X	X	X	X	X
Managed Commodities Strategy Fund			X	X	X	X	X

FUND	INVESTOR CLASS SHARES	ADVISOR CLASS SHARES	A-CLASS SHARES	C-CLASS SHARES	H-CLASS SHARES	Y- CLASS SHARES	INSTITUTIONAL CLASS SHARES	MONEY MARKET CLASS SHARES
Event Driven and Distressed Strategies Fund			X	X	X		X
International 2x Strategy Fund			X	X	X
Inverse International 2x Strategy Fund			X	X	X
Emerging Markets 2x Strategy Fund			X	X	X
Inverse Emerging Markets 2x Strategy Fund			X	X	X
Emerging Markets Bond Strategy Fund			X	X	X

*

Effective June 15, 2012, the U.S. Government Money Market Fund no longer offers Investor Class Shares, Advisor Class Shares, A-Class Shares, C Class Shares and Investor2 Class Shares and instead offers a single share class, Money Market Class Shares.

Additions noted in bold.